NORTHERN FUNDS

                                   FORM N-SAR

                                File No. 811-8236

                    Six-Month Period Ended September 30, 2002

EX-99.77Q1(f): Letters from the registrant and the independent accountants furnished pursuant to sub-items 77K and 77L.

                                                                   July 26, 2002
Arthur Andersen LLP
33 West Monroe Street
Chicago, IL 60603-5385
Attention:  Ed Grant

Re: Northern Funds -- Disclosures Pursuant to Item 304(a) of Regulation S-K (Client Code: NOR 049)

Dear Arthur Andersen:

Set forth below are the disclosures that Northern Funds will make in response to
Item 304(a) of Regulation S-K under the Securities Exchange Act of 1934, as required by Sub-item 77K of Form N-SAR and Item 22(b)(2)/(c)(4) of Form N-1A:

                                   Disclosures
                                   -----------

                  On June 19, 2002, based on the recommendation of the Audit Committee of Northern Funds (the "Trust"), the Board of Trustees selected Deloitte & Touche LLP ("D&T") as the Trust's independent accountant for the fiscal year ending March 31, 2003. D&T replaces Arthur Andersen LLP ("AA"), which served as the Trust's independent accountant for the fiscal year ended March 31, 2002 and prior years. The change from AA to D&T was made in connection with the Trust's annually required selection of auditors.

                  AA's reports on the Trust's financial statements for each of the fiscal years ended March 31, 2001 and March 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended March 31, 2001 and March 31, 2002, and through June 19, 2002, there were no disagreements with AA on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to AA's satisfaction, would have caused AA to make reference to the subject matter of the disagreements in connection with its report on the Trust's financial statements for


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         such years; and there were no reportable events as defined in Item
         304(a) (1) (v) of Regulation S-K of the Securities Exchange Act of
         1934.

                  During the fiscal years ended March 31, 2001 and March 31, 2002 and through June 19, 2002, the Trust did not consult with D&T regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or any other matters or reportable events as set forth in Items 304(a) (1) (v) of Regulation S-K.

Pursuant to the requirements of Item 304(a)(3) of Regulation S-K, we request that you furnish us with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether you agree with these statements and, if not, stating the respects in which you do not agree. We request that you provide this letter to us as soon as possible, and in any event no later than September 1, 2002, so that we may file the letter with the SEC within the time limit prescribed by Item 304(a)(3) of Regulation S-K.

If you have any questions, do not hesitate to call me at (312) 444-5665.

                                               Very truly yours,

                                               NORTHERN FUNDS


                                               By: /s/ Brian P. Ovaert
                                                   --------------------------
                                                   Brian P. Ovaert
                                                   Treasurer


After reasonable efforts the Registrant has been unable to obtain a letter from Arthur Andersen LLP addressed to the Securities and Exchange Commission stating whether Arthur Andersen agrees with the statements made in the foregoing letter.